CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Global Multi-Asset Income Fund:

We consent to the use of our report dated December 22, 2016, with respect to the financial statements and financial highlights of Oppenheimer Global Multi-Asset Income Fund as of October 31, 2016, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP
/s/ KPMG LLP

Denver, Colorado

February 24, 2017